                                                  EXHIBIT B

                   Total Compensation
Name of Recipient  Received in 1998(A)       Estimated Compensation (B)
-----------------  -------------------     ------------------------------
                                        1999     2000     2001
                                        ----     ----     ----

Carlos A. Gavilondo               88,779         88,779            88,779        88,779

Ronald T. Gerwatowski            130,715        115,932           115,932       115,932

James S. Robinson                149,247        111,085           111,085       111,085

Masheed H. Rosenqvist            130,412        116,846           116,846       116,846



(A) Does not include incentive compensation, if any, for 1998, which amount is not determined at this time. Includes bonuses paid to recipient in calendar year 1998 and contributions made to 401(K) plan and excludes health insurance amounts and dependent care spending and health care spending allowances paid by employee and amounts reported to the IRS as taxable compensation re: life insurance and other fringe benefits.

(B)  Does not include an estimate of incentive compensation.



                              Total Amount of Routine Expenses
   Name                           Charged to Client in 1998
   ----                       --------------------------------

C. A. Gavilondo                                   $6,467

R. T. Gerwatowski                                 $5,612

J. S. Robinson                                   $12,443

M. H. Rosenqvist                                  $8,865
